UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2020

Vaxart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

385 Oyster Point Boulevard, Suite 9A, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2020, Vaxart, Inc. (the “Company”) and Kindred Biosciences, Inc. (“KindredBio”) entered into two statements of work (each, an “SOW” and together, the “SOWs”) pursuant to the Master Services Agreement, dated as of April 17, 2020, between the Company and KindredBio (the “KindredBio MSA” and, together with the SOWs, the “Agreements”), under which KindredBio will manufacture certain of the Company’s product candidates. The term of the KindredBio MSA is five years.

The SOWs are on a “take or pay basis” at a cost of up to an aggregate of approximately $20.5 million.

The Agreements also include terms and conditions relating to ordering, delivery, inspection and acceptance, and termination, among other matters.

The foregoing descriptions of the Agreements are not complete and are qualified in their entirety by reference to the Agreements, copies of which will be filed as exhibits to the Company’s next periodic report.

Item 8.01 Other Events.

On September 29, 2020, the Company entered into a Master Services Agreement (the “Attwill MSA”) with Attwill Vascular Technologies, LP for processing and lyophilizing certain compounds and tableting such lyophilized compounds for the Company’s oral COVID-19 vaccine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Dated: October 8, 2020
	By:	/s/ Andrei Floroiu
Andrei Floroiu
President and Chief Executive Officer